EXHIBIT 10.4

                                 [COMPANY LOGO]


                                October 31, 2003

Mr. Morris E. Van Asperen
4161 Riverview Run Ct
Suwanee, GA 30024

Subject:  Employment Agreement Made June 28, 2000, Second Amendment

Dear Van:

In connection with the Employment Agreement made June 28, 2000, as amended, ("the Agreement") between you and Color Imaging, Inc. (the "Employer" or "Company"), it is agreed that the following changes shall be effective as of the date(s) indicated:

     Compensation. Article III of the Agreement, as previously amended, is further amended as follows:

     a) Section 3.01 paragraph 1 is hereby amended and your compensation shall consist of a minimum base salary, which is not subject to any offset or deduction ("Salary"), and commission as defined herein, up to the maximum compensation of salary and commission of $250,000 per calendar year ("Maximum Compensation"). Effective December 29, 2003, your Salary shall be $151,190 per annum paid ratably every two weeks at $5,815.00 per pay period. Effective January 1, 2004, you will be paid a commission on eligible sales which are the total net sales of the Company, excluding the net sales for existing products of the Company sold to it's two largest customers, in aggregate, which includes their subsidiaries or affiliates that are currently accounts of the Company (Eligible Sales), subject to the Maximum Compensation limitation. Your commission shall be paid on or after the 15th of the month following the end of each calendar quarter at the rate of1/2of 1 percent (0.5%) on the cumulative increase in the Eligible Sales of the Company above the Eligible Sales for the respective quarterly year-to-date period in 2003 ("Base Period"), less all of the commission heretofore paid to that date for that calendar year. Should any quarterly year-to-date period have no increase in Eligible Sales, or a decline in Eligible Sales, compared to the same period of the Base Period, no commission shall be earned nor paid for that quarterly period and no deduction or offset will be made to any prior commission(s) paid to you.

To indicate your understanding and acceptance of these amendments to the above referenced Agreement, please sign where indicated hereafter.

Sincerely,                              Acknowledged and accepted:

EMPLOYER                                EMPLOYEE




/S/ SUELING WANG                        /S/ MORRIS E. VAN ASPEREN
-----------------------                 --------------------------
Sueling Wang, Phd                       Morris E. Van Asperen
President




                 Corporate Headquarters & Manufacturing Facility
      4350 Peachtree Industrial Blvd. Suite 100, Norcross GA 30071, U.S.A.
         1.800.783.1090 770.840.1090 Fax 1.800.783.840.9010 770.242.3494
                             www.colorimage-micr.com


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